EXHIBIT 3.5

CERTIFICATE OF LIMITED PARTNERSHIP

FOUNDATION CAPITAL PARTNERS II, LLLP

The undersigned, desiring to form a limited partnership pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act, 1988 Ga. Laws, pp. 1016, et seq. (Official Code of Ga. Ann. Section 14-9-100, et seq.), does hereby certify and swear as follows:

I.	The name of the Limited Partnership is:

FOUNDATION CAPITAL PARTNERS II, LLLP

II.	The principal office of the Limited Partnership shall be located at 3490 Bowling Green Way, Atlanta, DeKalb County, Georgia 30340.

III.	The Limited Partnership is organized pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act, 1988 G. Laws, pp. 1016, et seq. (Official Code of Ga. Ann. Section 14-9-100, et seq.). Further, the Limited Partnership has elected to be a limited liability limited partnership pursuant to Official Code of Ga. Ann. Section 14-8-62(g).

IV.	The name and address of the initial agent for service of process of the Limited Partnership shall be:

Robert F. Cook, Esq.

Womble Carlyle Sandridge & Rice, PLLC

Suite 3500

1201 West Peachtree Street

Atlanta, Georgia 30309

V.	The name and business address of the General Partner of the Limited Partnership is as follows:

Foundation Capital Resources, Inc.

3490 Bowling Green Way

Atlanta, Georgia 30340

Attention: A.J. Braswell, President

[EXECUTION ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the General Presbytery has executed and sealed this Certificate of Limited Partnership on the 31st day of October, 2000.

Signed, sealed, sworn to and delivered in the presence of:	GENERAL PARTNER: FOUNDATION CAPITAL RESOURCES INC., a Georgia corporation
Unofficial Witness

Notary Public My commission expires: ______________ Date of execution By Notary Public:	By:	/s/ A. J. Braswell A. J. Braswell, President

[NOTARY SEAL]